Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

EXPLANATORY NOTE:

The purpose of this Pricing Supplement No. 15 dated August 28, 2008 with respect to the Wells Fargo & Company $300,000,000 Medium-Term Notes, Series G Floating Rate Notes is to change the Stated Maturity Date to August 30, 2011. The Stated Maturity Date was stated as August 29, 2011 in Pricing Supplement No. 15 dated August 21, 2008.

Pricing Supplement No. 15 dated August 28, 2008

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$300,000,000

Trade Date:	August 28, 2008

Original Issue Date:	August 28, 2008

Stated Maturity Date:	August 30, 2011

Price to Public (Issue Price):	100%, plus accrued interest, if any, from August 28, 2008

Agent Discount (Gross Spread):	0.090%

All-In Price (Net of Agent Discount):	99.91%, plus accrued interest, if any, from August 28, 2008

Net Proceeds	$299,730,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+ 65 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	+65 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each February 28, May 28, August 28 and November 28, commencing November 28, 2008 and ending May 28, 2011

Interest Payment Dates:	Each February 28, May 28, August 28 and November 28, commencing November 28, 2008 and ending May 28, 2011, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters plus 0.65%, determined two London banking days prior to August 28, 2008

Certain U.S. Federal Income Tax Consequences:

The Tax Increase Prevention and Reconciliation Act of 2005 extended the maximum 15% tax rate on long-term capital gains recognized by non-corporate U.S. Holders. Such holders in taxable years beginning before January 1, 2011 generally will be subject to tax at a maximum rate of 15%.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Listing	None

Agent:	Agent	Principal Amount
	Goldman, Sachs, & Co.	$300,000,000

	Total:	$300,000,000

Plan of Distribution:	On August 21, 2008, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.910%. The purchase price equals the issue price of 100% less an underwriting discount of 0.090% of the principal amount of the notes.

CUSIP:	94974BES5

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